Exhibit 99.1

For Immediate Release
Investor Contact: Dave Staples	Media Contact: Jeanne Norcross
Executive Vice President & CFO	Vice President Corporate Affairs
(616) 878-8793	(616) 878-2830

Spartan Stores Announces First Quarter Fiscal Year 2013 Financial Results

Company Reports First Quarter of Fiscal 2013 Earnings from Continuing Operations of $6.1 Million, or $0.28 per Diluted Share

GRAND RAPIDS, MICHIGAN – August 1, 2012 – Spartan Stores, Inc., (Nasdaq:SPTN) a leading regional grocery distributor and retailer, today reported financial results for its 12-week first quarter of fiscal 2013 ended June 23, 2012.

First Quarter Results

Consolidated net sales for the 12-week first quarter increased 0.2 percent to $603.9 million compared to $602.6 million in the same period last year, as sales increased in both the distribution and retail segments.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) for the quarter was $22.6 million, or 3.8 percent of net sales, compared to $24.6 million, or 4.1 percent of net sales last year.

“We are pleased with our ability to improve the sales momentum in our retail segment, despite continuing to operate in a challenging environment during the first quarter,” stated Dennis Eidson, Spartan’s President and Chief Executive Officer. “We remain focused on tightly managing the controllable aspects of our business and believe the marketing and promotional efforts around our YES Rewards program will continue to enhance and emphasize our value offering to the consumer. Additionally, we remain committed to increasing the return to our shareholders, as demonstrated by the increase in our quarterly dividend and continued share repurchases.”

First quarter gross profit margin decreased 60 basis points to 20.2 percent from 20.8 percent in the same period last year. The decline in gross profit margin was due to lower margins in both business segments due to reduced inflation-driven inventory gains, the launch of the Company’s “Yes Is More” promotional campaign in the retail segment and market conditions in certain fresh departments, as well as, grand opening promotional expenses.

First quarter operating expenses were $110.0 million, or 18.2 percent of net sales, compared to $111.3 million, or 18.5 percent of net sales in the same period last year. The Company’s expense leverage was driven by productivity improvements in the distribution and retail segments, as well as lower employee incentive compensation expenses compared to the prior year period, offset by increased marketing and supply expenses associated with the “Yes Is More” promotional campaign and grand opening expenses associated with one new store, one relocated store and two remodeled stores.

Earnings from continuing operations for the first quarter of fiscal 2013 were $6.1 million, or $0.28 per diluted share, compared to $6.1 million, or $0.27 per diluted share in the first quarter of fiscal 2012. As a result of changes to the state of Michigan’s tax laws, the first quarter of fiscal 2013 includes a net after-tax benefit of $0.6 million, or $0.03 per diluted share, and the first quarter of fiscal 2012 includes a net after-tax charge of $0.5 million, or $0.02 per diluted share.

Distribution Segment

Net sales for the distribution segment were $258.3 million in the first quarter of fiscal 2013 compared to $257.1 million in the same period last year.

First quarter fiscal 2013 operating earnings for the distribution segment were $7.8 million compared to $7.4 million in the same period last year. The increase in operating earnings is due to lower employee incentive compensation expense and continued improvements in operating expense controls, partially offset by a lower gross profit margin due to reduced inflation-driven inventory gains.

Retail Segment

Net sales for the retail segment were $345.6 million in the first quarter of fiscal 2013 compared to $345.4 million in the same period last year. Comparable store sales, excluding fuel, were up 0.1 percent, a significant improvement in the run-rate due to the Company’s capital plan and the “Yes Is More” promotional program, as well as a favorable calendar shift.

First quarter fiscal 2013 operating earnings for the retail segment were $3.9 million compared to $6.6 million in the first quarter of fiscal 2012. The decrease in operating earnings was due to the launch of the “Yes Is More” promotional program and the grand openings of one new store, one relocated store and two remodeled stores. In addition, earnings were impacted by reduced inflation-driven inventory gains and market conditions in certain fresh departments, partially offset by lower employee incentive compensation and cost containment initiatives.

Balance Sheet and Cash Flow

Cash flow used in operating activities for the first quarter of 2013 was $19.2 million compared to cash flow provided by operating activities of $6.7 million for the first quarter of fiscal 2012. This decrease was primarily due to the timing of seasonal working capital requirements given that the first quarter ended one week closer to the July 4th holiday than last year and a $9.8 million tax payment related to the previously mentioned tax law change which will reverse over the remainder of fiscal 2013.

As previously announced, the Company continued to strengthen its financial position by amending its credit facility to increase operational flexibility, extend the maturity date to June 2017 and lower its interest expense by $0.4 million annually. In addition, the Company repurchased approximately 604,000 shares of its common stock in the first quarter of fiscal 2013 for a total expenditure of $10.9 million. As of the end of the first quarter, the Company had approximately 50 percent of the authorized $50.0 million repurchase program available for future stock repurchases. The Company also increased its dividend for the second consecutive year, to $0.32 on an annual basis, from $0.26, which represents a 23 percent increase.

The Company had total net long-term debt (including current maturities and capital lease obligations and subtracting cash) of $154.6 million as of June 23, 2012 versus $137.0 million at the end of the first quarter of fiscal 2012. The Company’s total net long-term debt-to-capital ratio is 0.33-to-1.0 for the first quarter of fiscal 2013 and the net long-term debt-to-Adjusted EBITDA ratio on an annual Adjusted EBITDA basis is 1.44-to-1.0. The Company anticipates substantially reducing its net long-term borrowings from these levels over the remainder of fiscal 2013 due to the Company’s strong cash flow and the non-recurring nature of certain significant first quarter cash payments.

The Company believes that cash flow from operations and the approximately $155.0 million of availability under its revolving credit facility will be sufficient to fund its operations and strategic growth initiatives for fiscal 2013.

Outlook

Mr. Eidson continued, “While the economic environment in our markets remains challenging, we are pleased with the improvement in our comparable store sales trend, the solid execution of our operating plan and our ability to provide the brands, products and services that best deliver value to our consumer in today’s economy. We are encouraged by the sales performance of our latest Valu Land store and continue to work on opening three to five new Valu Land locations during the second half of fiscal 2013. As we look to the remainder of the year, we continue to expect the pace of the economic recovery to be slow although at a slower rate. We also expect lower inflation-related gains when compared to the prior year for the next couple of quarters. However, we expect the unfavorable impact to be lower in the second and third quarters of fiscal 2013 than we experienced in the first quarter.”

The Company expects that second quarter comparable store sales will be lower when compared to the first quarter of fiscal 2013 by 1.0 to 1.5 percent and earnings from continuing operations will be slightly below the prior year’s results. This expectation reflects the continued economic challenges, lower inflation-related gains and the calendar shift previously mentioned.

For the full year of fiscal 2013, the Company expects flat comparable store sales and anticipates that earnings per diluted share from continuing operations for fiscal 2013 will approximate fiscal year 2012 excluding the 53rd week last year.

The Company continues to expect capital expenditures for fiscal year 2013 to be in the range of $42.0 million to $44.0 million, with depreciation and amortization in the range of $39.0 million to $40.0 million. Following the amendment to the Company’s credit facility, the Company now expects total interest expense to approximate $13.0 to $14.0 million.

Conference Call

A telephone conference call to discuss the Company’s first quarter of fiscal 2013 financial results is scheduled for 9:00 a.m. Eastern Time, Thursday, August 2, 2012. A live webcast of this conference call will be available on the Company’s website, www.spartanstores.com. Simply click on “For Investors” and follow the links to the live webcast. The webcast will remain available for replay on the Company’s website for approximately ten days.

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc. (Nasdaq:SPTN) is the nation’s tenth largest grocery distributor with 1.4 million square feet of warehouse, distribution, and office space located in Grand Rapids, Michigan. The Company distributes more than 40,000 private and national brand products to approximately 375 independent grocery locations in Michigan, Indiana and Ohio, and to our 97 corporate owned stores located in Michigan, including Family Fare Supermarkets, Glen’s Markets, D&W Fresh Markets, VG’s Food and Pharmacy, and Valu Land.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are identifiable by words or phrases such as “priority”, “trend”, “outlook”, “position”, “opportunity”, “momentum”, “potential” or “strategy” ; that an event or trend “could”, “will” or “should” occur “begin” “remain” or “continue” or is “likely” or that Spartan Stores or its management “anticipates”, “believes”, “expects” or “plans” a particular result, or is “confident” or “optimistic” that a particular result will occur. Accounting estimates are inherently forward-looking. Our restructuring cost provisions are estimates and actual costs may be more or less than these estimates and differences may be material. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. Our ability to achieve the results stated in our “Outlook” discussion, successfully realize growth opportunities, expand our customer base, effectively implement and achieve the expected benefits of capital investments, our new retail banner and model, warehouse consolidation and store openings, successfully respond to the weak economic environment and changing consumer behavior, anticipate and successfully respond to openings of competitors’ stores, achieve expected sales, cash flows, operating efficiencies and earnings, implement plans, programs and strategies, reduce debt, and continue to pay dividends and repurchase shares is not certain and depends on many factors, not all of which are in our control. Additional information about the risk factors to which Spartan Stores is exposed and other factors that may adversely affect these forward-looking statements is contained in Spartan Stores’ reports and filings with the Securities and Exchange Commission. Other risk factors exist and new risk factors may emerge at any time. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictions of future results. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.

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SPARTAN STORES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF

EARNINGS

(Unaudited)

(In thousands, except per share amounts)

	12 Weeks (Year-to-Date) Ended
	June 23, 2012	June 18, 2011
Net sales	$603,912	$602,564
Cost of sales	482,192	477,227

Gross margin	121,720	125,337

Operating expenses
Selling, general and administrative	101,337	102,974
Depreciation and amortization	8,670	8,367

Total operating expenses	110,007	111,341

Operating earnings	11,713	13,996

Non-operating expense (income)
Interest expense	2,266	2,419
Non-cash convertible debt interest	890	823
Other, net	(48)	(70)

Total non-operating expense, net	3,108	3,172

Earnings before income taxes and discontinued operations	8,605	10,824
Income taxes	2,529	4,689

Earnings from continuing operations	6,076	6,135

Income/(Loss) from discontinued operations, net of taxes	(73)	(106)

Net earnings	$6,003	$6,029

Basic earnings per share:
Earnings from continuing operations	$0.28	$0.27
Loss from discontinued operations	(0.01)	—

Net earnings	$0.27	$0.27

Diluted earnings per share:
Earnings from continuing operations	$0.28	$0.27
Loss from discontinued operations	(0.01)	(0.01)

Net earnings	$0.27	$0.26

Weighted average shares outstanding:
Basic	21,853	22,691

Diluted	21,939	22,777

SPARTAN STORES, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	June 23, 2012	June 18, 2011
ASSETS
Current assets
Cash and cash equivalents	$6,093	$37,713
Accounts receivable, net	61,253	62,228
Inventories	132,435	132,476
Prepaid expenses	10,011	7,927
Other current assets	13,880	1,289
Deferred taxes on income	725	2,041
Property and equipment held for sale	1,708	1,708

Total current assets	226,105	245,382

Other assets
Goodwill, net	240,037	241,132
Other, net	61,310	56,781

Total other assets	301,347	297,913

Property and equipment
Land and improvements	22,087	21,569
Buildings and improvements	242,506	221,937
Equipment	288,820	308,908

Total property and equipment	553,413	552,414
Less accumulated depreciation and amortization	296,519	312,615

Net property and equipment	256,894	239,799

Total assets	$784,346	$783,094

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$127,873	$129,737
Accrued payroll and benefits	32,146	30,035
Other accrued expenses	19,350	19,411
Current portion of restructuring costs	3,340	4,330
Current maturities of long-term debt	4,328	4,235

Total current liabilities	187,037	187,748

Other long-term liabilities	15,627	17,765
Restructuring costs	7,315	10,158
Deferred taxes	86,813	71,324
Postretirement benefits	13,590	14,635
Long-term debt	156,397	170,489

Total long-term liabilities	279,742	284,371

Shareholders’ equity
Common stock, voting, no par value; authorized 50,000 shares; outstanding 21,774 and 22,837 shares	153,848	172,672
Preferred stock, no par value, authorized 10,000 shares; no shares outstanding	—	—
Deferred stock-based compensation	(9,078)	(9,593)
Accumulated other comprehensive loss	(13,793)	(13,084)
Retained earnings	186,590	160,980

Total shareholders’ equity	317,567	310,975

Total liabilities and shareholders’ equity	$784,346	$783,094

SPARTAN STORES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED

STATEMENT OF CASH FLOWS

(Unaudited)

(In thousands)

	Year-to-Date
	(12 weeks) June 23, 2012	(12 weeks) June 18, 2011
Net cash (used in), provided by operating activitites	(19,188)	$6,722
Net cash (used in) investing activities	(6,596)	(10,384)
Net cash provided by, (used in) financing activities	5,465	(2,251)
Net cash (used in) discontinued operations	(64)	(198)

Net decrease in cash and cash equivalents	(20,383)	(6,111)
Cash and cash equivalents at beginning of period	26,476	43,824

Cash and cash equivalents at end of period	$6,093	$37,713

SPARTAN STORES, INC. AND SUBSIDIARIES SUPPLEMENTAL FINANCIAL DATA

(Unaudited)

(In thousands)

	Year-to-Date Ended
	June 23, 2012	June 18, 2011
	(12 weeks)	(12 weeks)
Retail Segment:

Net Sales	$345,564	$345,435
Operating Earnings	$3,891	$6,594

Distribution Segment:

Net Sales	$258,348	$257,129
Operating Earnings	$7,822	$7,402

SPARTAN STORES, INC. AND SUBSIDIARIES

RECONCILIATION OF NET EARNINGS TO ADJUSTED EARNINGS BEFORE INTEREST,

TAXES, DEPRECIATION AND AMORTIZATION

(Unaudited)

(In thousands)

	Year-to-Date
	June 23, 2012 (12 Weeks)	June 18, 2011 (12 Weeks)
Consolidated:
Net earnings	$6,003	$6,029
Plus:
Discontinued operations	73	106
Income taxes	2,529	4,689
Non-operating expense	3,108	3,172

Operating earnings	$11,713	$13,996

Plus:
Depreciation and amortization	8,670	8,367
LIFO (income) expense	790	658
Non-cash stock compensation & other charges	1,469	1,550

Adjusted EBITDA	$22,642	$24,571

Retail Segment:
Operating Earnings	$3,891	$6,594
Plus:
Depreciation and amortization	6,711	6,454
LIFO expense	424	438
Non-cash stock compensation & other charges	770	772

Adjusted EBITDA	$11,796	$14,258

Distribution Segment:
Operating Earnings	$7,822	$7,402
Plus:
Depreciation and amortization	1,959	1,913
LIFO (income) expense	366	220
Non-cash stock compensation & other charges	699	778

Adjusted EBITDA	$10,846	$10,313

Notes: Consolidated Adjusted EBITDA is a non-GAAP operating financial measure that we define as net earnings from continuing operations plus depreciation and amortization, and other non-cash items including imputed interest, deferred (stock) compensation, the LIFO provision, as well as adjustments for unusual items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations, interest expense and the provision for income taxes.

We believe that Adjusted EBITDA provides a meaningful representation of our operating performance for the Company as a whole and for our operating segments. We consider Adjusted EBITDA as an additional way to measure operating performance on an ongoing basis. Adjusted EBITDA is meant to reflect the ongoing operating performance of all of our retail stores and wholesale operations; consequently, it excludes the impact of items that could be considered “non-operating” or “non-core” in nature, and also excludes the contributions of activities classified as discontinued operations. Because Adjusted EBITDA is a performance measure that management uses to allocate resources, assess performance against its peers and evaluate overall performance, we believe it provides useful information for our investors. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with us request our operating financial results in Adjusted EBITDA format.

Adjusted EBITDA is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. Our definition of Adjusted EBITDA may not be identical to similarly titled measures reported by other companies.

SPARTAN STORES, INC. AND SUBSIDIARIES RECONCILIATION OF LONG-TERM

DEBT AND CAPITAL LEASE OBLIGATIONS TO TOTAL NET LONG TERM DEBT AND

CAPITAL LEASE OBLIGATIONS

(A NON-GAAP FINANCIAL MEASURE)

(Unaudited)

(In thousands)

	June 23, 2012	June 18, 2011
Current maturities of long-term debt and capital lease obligations	$4,328	$4,235
Long-term debt and capital lease obligations	156,397	170,489

Total Debt	160,725	174,724
Cash and cash equivalents	(6,093)	(37,713)

Total net long-term debt	$154,632	$137,011

Notes: Total net long-term debt is a non-GAAP financial measure that is defined as long-term debt and capital lease obligations plus current maturities of long-term debt and capital lease obligations less cash and cash equivalents. The Company believes investors find the information useful because it reflects the amount of long-term debt obligations that are not covered by available cash and temporary investments.